SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  |_|
Filed by a Party other than the Registrant  |X|

Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               THE EASTERN COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             MMI INVESTMENTS, L.L.C.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     |X| No fee required.
     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:


|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         (2) Form Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                       1997 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                               THE EASTERN COMPANY

                                ----------------

                                 PROXY STATEMENT
                                       OF
                             MMI INVESTMENTS, L.L.C.
                            RR 1, Box 167D, Wing Road
                            Millbrook, New York 12545

                                   ----------

         This Proxy Statement and the accompanying letter to stockholders and BLUE proxy card are furnished in connection with the solicitation of proxies by MMI Investments, L.L.C. ("MMI"), to be used at the 1997 Annual Meeting of Stockholders of The Eastern Company ("Eastern") to be held at 9:30 a.m., local time, on March 26, 1997 at The Naugatuck Elks Lodge, 758 Rubber Avenue, Naugatuck, Connecticut 06770, and at any adjournments or postponements thereof (the "Annual Meeting").

         At the Annual Meeting, three Directors of Eastern will be elected for a three-year term expiring at the 2000 Annual Meeting of Stockholders. MMI is soliciting your proxy in support of the election of MMI's three nominees for Directors of Eastern named below (the "MMI Nominees").

              ALL MMI NOMINEES ARE COMMITTED TO MAXIMIZING EASTERN
            STOCKHOLDER VALUE THROUGH THE SOLICITATION OF OFFERS, BY
           AN INDEPENDENT INVESTMENT BANK, FOR THE SALE OF EASTERN AT
          AN ATTRACTIVE PRICE, OR IF NO ATTRACTIVE OFFERS ARE RECEIVED,
            TO PROPOSE OTHER STRATEGIES TO ENHANCE STOCKHOLDER VALUE.

         The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is February 28, 1997 (the "Record Date"). Stockholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share of Eastern common stock, no par value (the "Shares") held on the Record Date. As set forth in the definitive proxy statement of Eastern filed with the Securities and Exchange Commission on February 28, 1997 (the "Eastern Proxy Statement"), as of the close of business on the Record Date, there were 2,809,284 Shares issued and outstanding.

         This Proxy Statement and the accompanying letter to stockholders and BLUE proxy card are first being furnished to Eastern stockholders on or about March 5, 1997. The principal executive offices of Eastern are located at 112 Bridge Street, Naugatuck, Connecticut 06770.

                                    IMPORTANT



     At the Annual Meeting, MMI seeks to elect the three MMI Nominees as Directors of Eastern.

     The election of the three MMI Nominees requires the affirmative vote of a plurality of the votes cast on the matter, assuming a quorum is present or otherwise represented at the Annual Meeting. Consequently, only Shares that are voted in favor of a particular nominee will be counted toward such nominee's attaining a plurality of votes. Shares present at the meeting that are not voted for a particular nominee (including broker non-votes) and Shares present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward such nominee's attainment of a plurality.

     MMI URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY VOTING "FOR" ELECTION OF THE MMI NOMINEES.

     A VOTE FOR THE MMI NOMINEES WILL PROVIDE YOU -- THE TRUE OWNERS OF EASTERN -- WITH REPRESENTATIVES ON THE EASTERN BOARD WHO ARE COMMITTED TO MAXIMIZING STOCKHOLDER VALUE.

     MMI URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY EASTERN. IF YOU HAVE ALREADY DONE SO, YOU MAY CHANGE YOUR VOTE FOR THE ELECTION OF THE MMI NOMINEES BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY, WHICH MUST BE DATED AFTER ANY PROXY YOU MAY HAVE SUBMITTED TO EASTERN, TO MMI, C/O D.F. KING & CO., INC. ("D.F. KING"), 77 WATER STREET, NEW YORK, NY 10005, OR TO THE SECRETARY OF EASTERN, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. SEE "PROXY PROCEDURES" BELOW.

                        THE MMI NOMINEES ARE COMMITTED TO
                          MAXIMIZING STOCKHOLDER VALUE


     All MMI Nominees listed under "Election of Directors" below are committed to enhancing stockholder value through the solicitation of offers by an independent investment bank for the sale of Eastern at an attractive price, or in the absence of a receipt of an attractive offer, the implementation of other strategies that this bank might recommend aimed at enhancing stockholders' returns. If elected, the qualified and experienced MMI Nominees will, subject to their fiduciary duties, seek to cause the Eastern Board of Directors (the "Eastern Board") to retain an independent investment bank to seek proposals for the sale of Eastern. The MMI Nominees would, subject to their fiduciary duties, support a sale proposal recommended by such an independent investment bank whether or not the proposal came from MMI.

     MMI is taking this action because the incumbent Eastern Board has consistently demonstrated their lack of interest in seeking ways to enhance stockholder value. Rather, their focus appears to be on maximizing management compensation and entrenching themselves as evidenced by the recent amendment to Eastern's By-laws which restricted the stockholders' ability to amend the By-laws. As indicated under "Background of MMI's Investment in Eastern and Its Merger Proposal" below, the Eastern Directors summarily rejected MMI's cash merger proposal (the "Merger Proposal"), which was made on July 16, 1996, a proposal which at the time represented approximately a 29% premium over Eastern's average closing stock price for the prior thirty trading days ($11.64), without even accepting MMI's invitation to negotiate for a higher merger price. You should also know that, despite their rhetoric to the contrary, the Eastern Board and Eastern's management have failed to propose any viable alternative plans or strategies to enhance stockholder value. Because of Eastern's past record of poor performance and dim prospects for the future as clearly evidenced by its dismal financial results in 1996 (income from continuing operations plummeted 68%), MMI has decided to offer Eastern stockholders an alternative in an effort to maximize value for all Eastern shareholders.

                    CURRENT MANAGEMENT AND BOARD OF DIRECTORS

     It is MMI's belief, based on the factors discussed below, that while the Eastern Board and Eastern's management has failed to adequately protect the interests of Eastern's stockholders, they have more than adequately protected their own interests, and appear likely to continue to do so in the future.

     MMI's conclusion is based upon its review of management's performance since 1990 as well as management's refusal to even discuss MMI's $15 per share Merger Proposal, particularly in light of MMI's indication that it was prepared to raise the price if discussions and due diligence with management disclosed values not reflected in Eastern's publicly available information. See "Background of MMI's Investment in Eastern and Its

Merger Proposal". While refusing even to entertain the sale of Eastern at any price, management has offered no alternative route to maximizing stockholder value. We believe that now is the time for stockholders -- the true owners of Eastern -- to be heard.

     As a major stockholder of Eastern -- MMI owns 178,400 shares, or 6.6%, of Eastern common stock outstanding -- MMI believes that the Eastern Board has not been responsive to maximizing stockholder value but rather has become instrumental in protecting management's and the Directors' own remuneration. The cumulative compensation (including directors' fees) for Messrs. Sweet, McMillen and Whitmore from 1990 to 1995 was $4,318,815, or 59.4% of the total dividend distributions made by Eastern for the same period, which amounted to $7,273,000. Yet stockholder value has remained stagnant (from 1990 to 1996, the total return on the Dow Jones Industrial Average and on an investment in Short Term U.S. Treasury Notes (1-3 years) was 189% and 47%, respectively, while the total return on Eastern Common Stock, which is comprised of stock appreciation plus dividends for this period, was only 38%).

                TAKE A CLOSE LOOK AT EASTERN'S RECORD OF FAILURE.

     MMI believes that Eastern's management has failed to maximize the potential return on stockholders' equity due to a lack of foresight and planning. Further, management's interests have become divorced from Eastern's stockholders' interests. Consider the following:

o Under Eastern's current management, Eastern's income from continuing operations has declined 27% from approximately $3.7 million in 1990 to approximately $2.7 million in 1995. Continuing this pattern of dismal results, management just announced that 1996 income from continuing operations decreased by a staggering 68%.

o Not only have we, the stockholders, been hurt, but employees of Eastern have also been hit hard. The total number of employees of Eastern has declined from 656 in December 1989 to 489 in December 1995.

o Management's failure to align their interests with the interests of all Eastern stockholders has worked to the benefit of management -- not Eastern's stockholders

     Eastern's management has failed to execute its stated strategy of making strategic acquisitions. Compare what they tell you with their actual record of failure:

     - Eastern's 1992 annual report stated, "We are optimistic that conditions exist to continue to increase shareholder value over the long term and manage our businesses toward that objective -- both through internal growth and by acquisition."

     - In Eastern's 1993 annual report, Eastern's management stated, ". . . with our strong balance sheet, we are positioned to further increase shareholder value by investing in upgrading our equipment and processes as well as through acquisitions that strategically enhance our security products group."

     - The 1994 annual report reads, "With our strong balance sheet, we have the flexibility to further increase shareholder value by investing in projects with sound long-term potential. We also continue our acquisition search for businesses or product lines that would complement our focus on mechanical security products."

     - In 1995, the company's annual report asserted, "Additional growth can be supported through leveraging our balance sheet. Consistent with this objective, we have increased our efforts in search of strategic acquisitions to our group of companies." Eastern's current management has claimed for years that it is pursuing strategic acquisitions, yet no purchase has come to fruition.

     - While Eastern wants you to believe that its plan is to grow through acquisitions, it is clear to us that Eastern's so-called plans are nothing more than empty promises and self-serving rhetoric.

     Eastern's management has consistently failed to respond to the decline of Eastern's financial situation despite its rhetoric to the contrary.

     - The 1987 annual report stated, "We remain optimistic about Eastern for both the short and long term."

     - In 1988, the annual report stated, "The company has the financial health and position in its selected markets to continue to make gains for its shareholders."

     - The 1989 annual report presents a stark indication of Eastern management's lack of perception when it asserts, "Overall, incoming orders and backlogs have declined since mid-year. It appears, however, that they have bottomed out and we are optimistic for the current year."

     - Eastern's management makes yet another unfulfilled promise in the 1990 annual report, which states, "We will continue to focus on achieving longer term results for our shareowners and have restructuring programs now largely in place to do so."

     - In 1991, Eastern's current management claimed, "Overall, incoming orders appear to be firming up and we continue to be optimistic about further increasing shareholders' value."

     - In 1994, the annual report stated, "Your company has a strong position in selected markets. The forecast for each of these markets is good, and we expect growth in sales and earnings in 1995."

     - In the 1995 annual report, Eastern's management stated, "The first quarter of 1996, as previously announced, is expected to be down. As more projects become tooled, we anticipate a recovery will begin during the second quarter [of 1996]."

     - In July 1996, in a letter to Eastern's stockholders attempting to explain the Eastern Board's rejection of the Merger Proposal, Mr. Sweet stated, "Your directors concluded that the [MMI merger] proposal was not in the best interests of The Eastern Company, its shareholders, its employers, its customers, its creditors, its suppliers or the communities in which it has facilities. . . . As we have informed Millbrook, we have no interest in abandoning our carefully conceived strategic plan to build shareholder value over the long term. We have worked hard to build a strong financial position from which to build long-term value for the shareholders."

     Despite this list of constant predictions for a financial recovery, Eastern's management has been unable to reinforce its claims with tangible results. In our view, Eastern's rhetoric is nothing more than an effort to disguise its long-term record of failure and to justify management's excessive compensation all to the detriment of Eastern's stockholders. The only recent demonstrable action taken by the Eastern Board has been an attempt to disenfranchise you, the owners of Eastern, by amending Eastern's By-laws to require a larger stockholder vote to amend the By-laws.



                  LOOK AT HOW EASTERN'S STOCKHOLDERS HAVE FARED

     As a result of Eastern's management failure to perform, consider how Eastern's stockholders have fared:

- The total return on investment in Eastern from the end of fiscal year 1989 until the end of June 1996, the month before MMI's Merger Proposal was delivered, was approximately 23%, a mere 3.5% average return per annum. To put this anemic record into perspective, an investment in Short Term U.S. Treasury Notes (1-3 years), one of the safest investments available, would have generated total returns of approximately 55% over the same period!

- During that same time period, an investment in the Dow Jones Industrial Average would have provided a 149% return and an investment in the Standard & Poor's 500 Index would have provided a 129% return.

                           EASTERN'S RECORD OF FAILURE

- The graph below, which incorporates data regarding Eastern Common Stock, the Wilshire 5000 Index and the Standard & Poor's Manufacturing Diversified Index supplied in the Eastern Proxy Statement, sets forth Eastern's cumulative Total Shareholder Return ("TSR") based upon an initial $100 investment made on December 31, 1990 (i.e. stock appreciation plus dividends during the past six years) compared to the Wilshire 5000 Index, the Standard & Poor's Manufacturing Diversified Index, the Dow Jones Industrial Average and an investment in Short Term U.S. Treasury Notes (1-3 years). The results are startling! A $100 investment in Eastern provided to you the lowest return of ANY investment, including Short Term Treasury Notes -- the investment in Eastern would be worth $138 while an investment in Short Term Treasury Notes would be worth $147, a 6% difference! A similar investment in the Standard & Poor's Manufacturing Diversified Index would be worth $313, a 56% difference!

     [Graph showing cumulative total return based on reinvestment of $100 from December 1990 to December 1996 -- Comparison between Eastern Common Stock, Wilshire 5000 Index, Standard & Poor's Manufacturing Diversified Index, Dow Jones Industrial Average and Short Term Treasury Notes]

     Despite poor returns to its stockholders, Eastern's management has been well compensated. From 1990 to 1995, Messrs. Sweet, McMillen and Whitmore received cumulative compensation (including directors' fees) amounting to $4,318,815. During this same period, stockholders received dividends amounting to $7,273,000. In other words, Eastern's management received as compensation over 59% of the total dividends that Eastern's stockholders received from 1990 to 1995. You be the judge.

                             IT'S TIME FOR A CHANGE

     Eastern's stockholders deserve a Board of Directors that will maximize stockholder value and a management team committed to that goal rather than to protecting its own interests, including their fat paychecks, and its entrenchment. Eastern's stockholders need MMI's nominees to be elected to the Board of Directors to put pressure on the Board to implement MMI's plan to maximize stockholder value. If, like us, you believe that you should have the opportunity to decide the future of your company, MMI urges you to vote your BLUE proxy card FOR all of the MMI Nominees. The

MMI Nominees would urge the Eastern Board to effect a sale of Eastern to any party, including MMI, provided an independent investment bank advised the Eastern Board of the fairness to the Eastern stockholders of such a proposal.

     We urge you to support the MMI Nominees who are committed to maximizing shareholder value by signing, dating and promptly mailing your BLUE proxy card. Your vote is important, so please act today.

                              ELECTION OF DIRECTORS

     According to publicly available information, Eastern currently has 9 Directors, divided into three classes having staggered terms of three years each. The terms of the three incumbent Directors, Ole K. Imset, Stedman G. Sweet, and Donald S. Tuttle III, will expire at the Annual Meeting.

     MMI proposes that the Eastern stockholders elect the MMI Nominees as the Directors of Eastern at the Annual Meeting. The three MMI Nominees are listed below and have furnished the following information concerning their principal occupations or employment and certain other matters. Each MMI Nominee, if elected, would hold office until the 2000 Annual Meeting of Stockholders and until a successor has been elected and qualified or until his earlier death, resignation or removal. Although MMI has no reason to believe that any of the MMI Nominees will be unable to serve as directors, if any one or more of the MMI Nominees shall not be available for election, the persons named on the BLUE proxy card have agreed to vote for the election of such other nominees as may be proposed by MMI. You are urged to carefully consider their qualifications and abilities to represent your interests.


MMI NOMINEES FOR DIRECTORS:

                                                        Principal Occupation and Business Experience
Name, Age and Principal Business Address                During Last Five Years; Current Directorships
----------------------------------------                ---------------------------------------------


John S. Dyson .....................................     Mr. Dyson is Chairman of Millbrook Capital Management
RR1                                                     Inc., the Manager of MMI Investments, L.L.C., and its
Box 167D                                                predecessors since 1981.  He is also a director of
Wing Road                                               Millbrook Capital Management Inc.  From 1994 to 1996,
Millbrook, New York 12545                               Mr. Dyson served as Deputy Mayor for Finance and
                                                        Economic Development for the City of New York and
                                                        currently serves as Chairman of the Mayor's
                                                        Council of Economic Advisors. Mr. Dyson was
                                                        Vice Chairman of Dyson-Kissner-Moran
                                                        Corporation where he worked from 1970 to

                                      -9-

                                                        Principal Occupation and Business Experience
Name, Age and Principal Business Address                During Last Five Years; Current Directorships
----------------------------------------                ---------------------------------------------


                                                        1975 at which time he was appointed to the
                                                        position of Commissioner of the New York State
                                                        Department of Agriculture. From 1976
                                                        to 1979 he served as Commissioner of the New
                                                        York State Department of Commerce. From 1979 to
                                                        1985, Mr. Dyson was Chairman of the New York
                                                        State Power Authority. Mr. Dyson serves as
                                                        Trustee of Cornell University, Morgan
                                                        Library, Middlesex School and Historic
                                                        Hudson Valley, and as a director of the New York
                                                        Metropolitan Transit Authority. AGE: 53

Clay B. Lifflander ................................     From October 1995 to present, Mr. Lifflander has been
RR1                                                     President and a director of Millbrook Capital Management
Box 167D                                                Inc., the Manager of MMI.  From March 1994 to September
Wing Road                                               1995, Mr. Lifflander was President of the New York City
Millbrook, New York 12545                               Economic Development Corporation and Chairman of the New
                                                        York City Industrial Development Agency.  Previously,
                                                        Mr. Lifflander was a Managing Director in the Mergers
                                                        and Acquisitions Group at Smith Barney, Inc., where he
                                                        worked from 1984 to 1994.  Mr. Lifflander is a director
                                                        of the United Nations Development Corporation, as well
                                                        as of several companies affiliated with Millbrook
                                                        Capital Management Inc.  AGE:  34

George M. Scherer .................................     From 1982 to present, Mr. Scherer has been President and
37 Milford Street                                       a director of B.W. Elliott Manufacturing Co., Inc., a
Binghamton, New York 13902                              corporation engaged primarily in the business of
                                                        designing and manufacturing flexible shaft products for
                                                        the industrial, aerospace and commercial markets, and in
                                                        which Mr. Dyson indirectly holds a major investment.
                                                        From 1993 to present, Mr. Scherer has been a Director of
                                                        the Binghamton Mets Baseball Club.  AGE:  42


     Election of the MMI Nominees as the Directors of Eastern requires the affirmative vote of a plurality of the votes cast on the matter at the Annual Meeting, assuming a quorum is present or otherwise represented at the Annual Meeting. Consequently, only Shares that are voted in favor of a particular nominee will be counted toward such nominee's attaining a plurality of votes. Shares present at the meeting that are not voted for a particular nominee (including broker non-votes) and Shares present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward such nominee's attainment of a plurality.

     The accompanying BLUE proxy card will be voted at the Annual Meeting in accordance with your instructions on such card. You may vote FOR the election of the MMI Nominees as the Directors of Eastern or withhold authority to vote for the election of the MMI Nominees by marking the proper box on the BLUE proxy card. You may also withhold your vote from any of the MMI Nominees by writing the name of such nominee in the space provided on the BLUE proxy card. If no marking is made, you will be deemed to have given a direction to vote the Shares represented by the BLUE proxy card FOR the election of all of the MMI Nominees provided that you have signed and dated the proxy card.

     MMI BELIEVES THAT IT IS IN YOUR BEST INTEREST TO ELECT THE MMI NOMINEES AT THE ANNUAL MEETING, AND STRONGLY RECOMMENDS A VOTE FOR THE ELECTION OF THE MMI NOMINEES. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE ACT TODAY BY SIGNING, DATING AND MAILING YOUR BLUE PROXY CARD.

              OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     The description of matters to be presented to a shareholder vote at the 1997 Annual Meeting of Eastern is hereby incorporated by reference from Eastern's proxy statement with respect to such meeting. You may vote for each of the items being presented to shareholders at Eastern's 1997 Annual Meeting on the BLUE proxy card delivered herewith. The following are MMI's recommendations on each of the items being presented for a vote at Eastern's 1997 Annual
Meeting:

- Stockholder Proposal - MMI recommends that shareholders vote for the stockholder proposal by Mr. Ernst Ohnell, who is a participant in MMI's proxy solicitation group (see "Background of MMI's Investment in Eastern and Its Merger Proposal" and Schedule I). Mr. Ohnell has proposed that Eastern retain an independent investment banking firm to seek proposals for the sale of Eastern to maximize shareholder value. Unmarked blue proxies will be treated as a vote "for" Mr. Ohnell's proposal.

- Ratification of Appointment of Independent Auditors - MMI makes no recommendation regarding this matter. Unmarked blue proxies will be treated as a vote to "abstain" with regard to this proposal.

- Adoption of Directors Fee Program - MMI makes no recommendation regarding this matter. Unmarked blue proxies will be treated as a vote to "abstain" with regard to this proposal.

- Other Proposals - Except as set forth above, MMI is not aware of any proposals to be brought before the Annual Meeting. Should other proposals be brought before the Annual Meeting, the persons named on the BLUE proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of MMI as determined by MMI in its sole discretion, in which event such persons will vote on such proposals at their discretion.

                                VOTING PROCEDURES

     As set forth in the Eastern Proxy Statement, a plurality of the votes duly cast is required for the election of directors. Each of the other matters to be acted upon at the Annual Meeting will be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter.

     The election of the three MMI Nominees requires the affirmative vote of a plurality of the votes cast on the matter, assuming a quorum is present or otherwise represented at the Annual Meeting. Consequently, only Shares that are voted in favor of a particular nominee will be counted toward such nominee's attaining a plurality of votes. Shares present at the meeting that are not voted for a particular nominee (including broker non-votes) and Shares present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward such nominee's attainment of a plurality.

     Under Connecticut law, with respect to the other three matters, shareholders are entitled to vote for, against or abstain from voting.
Under Connecticut law, an abstaining vote is considered to be present but is not deemed to be a vote cast. As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on these other matters to be acted on at the Annual Meeting, each of which requires the approval of a majority of the votes cast, and therefore do not have the effect of votes in opposition in such tabulations. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" and shares as to which a shareholder abstains are included for purposes of determining whether a quorum is present at the Annual Meeting.

                                PROXY PROCEDURES

     In order for your views on the above-described proposals to be represented at the Annual Meeting, please sign, date and mail the enclosed BLUE proxy card and return it to MMI, c/o D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, in the enclosed envelope in time to be voted at the Annual Meeting. Execution of the BLUE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later dated proxy for the Annual Meeting to MMI or to the Secretary of Eastern, or by voting in person at the particular meeting. If the blue proxy card is your latest proxy submission and no direction is given, it will be deemed to be a direction to vote "for" the election of MMI's Nominees and Mr. Ohnell's proposal to retain an independent investment banking firm to seek proposals for the sale of The Eastern Company to maximize shareholder value, and to abstain from voting on the ratification of the appointment of independent auditors and the adoption of the directors fee program. REMEMBER, ONLY YOUR LATEST DATED PROXY FOR THE ANNUAL MEETING WILL COUNT. YOUR VOTE IS IMPORTANT - PLEASE ACT TODAY.

     Only holders of record as of the close of business on the Record Date will be entitled to vote. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell such Shares after the Record Date. Accordingly, it is important that you vote the Shares held by you on the Record Date, or grant a proxy to vote such Shares on the BLUE proxy card, even if you sell such Shares after the Record Date.

              Important Instructions For "Street Name" Stockholders

     If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the BLUE proxy card. You should also sign, date and mail your proxy when you receive it from your broker or banker. Please do so for each account you maintain to ensure that all your shares are voted.

                        BACKGROUND OF MMI'S INVESTMENT IN
                         EASTERN AND ITS MERGER PROPOSAL

     MMI acquired Shares of Eastern beginning in February, 1996, because MMI believed that trading prices of the Shares did not adequately reflect the potential value of Eastern's underlying business and assets. MMI initially intended to work with management to effectuate value enhancement strategies for all stockholders. However, after meeting with management in May, 1996, and studying Eastern's operations and industry in June, 1996, MMI determined in July, 1996, that the best means to maximize value for all stockholders was to effect a sale of Eastern.

     On July 16, 1996, Millbrook Capital Management Inc. ("Millbrook"), a corporation that is primarily engaged in the business of managing investments in publicly traded securities as well as in private companies, and the Manager of MMI, sent a cash Merger Proposal to the Chairman of Eastern to have one of Millbrook's portfolio companies, B.W. Elliott Manufacturing Co., Inc. ("Elliott"), acquire all outstanding Shares of Eastern for $15 per Share in cash. At the time of the Merger Proposal, the cash offered represented approximately a 29% premium over Eastern's average closing stock price for the prior thirty trading days ($11.64). The Merger Proposal also indicated that the merger price would be subject to increase if Eastern could demonstrate additional value not reflected in its then current stock price. The Merger Proposal is subject, among other things, to the approval of Eastern's Board of Directors, a majority of Eastern's public shareholders indicating support for the transaction and other customary conditions for transactions of this nature.

     Messrs. Dyson, Lifflander and Ohnell, individually, and MMI, Millbrook and Elliott have executed agreements with respect to the joint filing of Schedules 13D and amendments thereto which have been filed with the Securities and Exchange Commission with respect to the investment of certain of them in common stock of Eastern. In addition, on July 16, 1996, Millbrook and Mr. Ohnell executed a letter agreement (the "Letter Agreement") in which they agreed to cooperate with respect to the Merger Proposal and to indemnify each other for certain liabilities arising from certain actions or statements made in connection with the Merger Proposal. In the Letter Agreement, Mr. Ohnell agreed not to acquire, sell or grant a proxy with respect to Shares of Eastern without notifying Millbrook, and he further agreed to vote Shares of Eastern that he controls in favor of the Merger Proposal. Millbrook agreed in the Letter Agreement to permit Mr. Ohnell to participate in the proposed acquisition of Eastern and to permit Mr. Ohnell to agree to be a director of the entity that was to acquire Eastern.

     Additionally on July 16, 1996, the proxy given to Mr. Lifflander by Mr. Dyson to vote the shares of capital stock of Millbrook that Mr. Dyson owns was revoked.

     On July 17, 1996, Eastern reported to the press, "In light of Eastern's strong financial condition and prospects as an independent company, Eastern is not looking to be sold." On July 18, 1996, and July 24, 1996, Millbrook sent additional correspondence to the Chairman of Eastern, clarifying the financeability of the Merger Proposal.

     On July 25, 1996, in a letter to its stockholders, Eastern stated, "Your directors concluded that the proposal was not in the best interests of The Eastern Company, its shareholders, its employers, its customers, its creditors, its suppliers or the communities in which it has facilities. . . ." On July 29,
1996, the Eastern Board amended Eastern's Bylaws to increase the vote required for stockholders to amend the By-laws from 50% to 75%.

     In order to be able to communicate directly with fellow stockholders, on July 25, 1996 and August 12, 1996, Millbrook, on behalf of MMI, sent written demands for a list of Eastern's stockholders to Eastern, which Eastern rejected.

     On August 22, 1996, MMI, the Ohnell Investors and two other stockholders issued a written request for a special meeting of stockholders to the President of Eastern. On September 6, 1996, Eastern rejected the request for a special meeting of stockholders and filed an lawsuit requesting a temporary and permanent injunction and declaratory relief against MMI calling for a special meeting of stockholders. At a hearing on September 9, 1996, the Superior Court consolidated MMI's action filed August 15, 1996 requesting the stockholder list and Eastern's action filed September 6, 1996 requesting an injunction against having to call a special meeting of stockholders.

     On September 20, 1996, Millbrook sent a letter to Eastern's stockholders updating them with respect to the status of the Merger Proposal, noting the Eastern Board's resistance and describing the litigation that was pending.

     A trial was held October 2 through October 4, 1996. In December, the Superior Court ruled that Eastern was required to provide MMI with a stockholders list and MMI was enjoined from calling a special meeting pursuant to the request dated September 25, 1996.

     On November 20, 1996, Mr. Ohnell sent to the Secretary of Eastern notice that he intends to present at Eastern's 1997 Annual Meeting a stockholder proposal requesting the Eastern Board to authorize the immediate retention of an investment banking firm to seek proposals for the sale of Eastern to maximize stockholder value.

     On January 22, 1997, Eastern finally sent MMI a copy of its stockholders list.

     On February 5, 1997, MMI notified Eastern of its intent to nominate three individuals to fill the three vacancies on the Eastern Board that will arise due to their term expirations as of the 1997 Annual Meeting.

                             SOLICITATION OF PROXIES

     Proxies may be solicited by mail, advertisement, telephone, telecopier or other electronic means and in person. Solicitations may be made by officers, investor relations personnel and other employees of MMI, none of whom will receive additional compensation for such solicitations. MMI has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Shares they hold of record. MMI will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials .to their customers

     MMI has retained D.F. King for solicitation and advisory services in connection with the solicitation for proxies at an estimated fee of $30,000, together with reimbursement for its reasonable out-of-pocket expenses. MMI has also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. D.F. King will solicit by mail, telephone, and in person proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that D.F. King will employ approximately fifty (50) persons to solicit stockholders for the Annual Meeting.

     MMI or Millbrook will pay all costs associated with the solicitation of proxies on behalf of MMI.

                STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     The date on which stockholders must provide notice to Eastern to have proposals included in Eastern's proxy statement for Eastern's 1998 Annual Meeting of shareholders is hereby incorporated by reference from Eastern's proxy statement with respect to the 1997 Annual Meeting.

                                OTHER INFORMATION

     Certain information about MMI, Millbrook and Mr. Ernst Ohnell who, in each case, may also assist the Agent in soliciting proxies is set forth in the attached Schedule I. Schedule II sets forth certain information relating to Shares beneficially owned by MMI, Millbrook and Mr. Dyson. Certain information regarding Shares held by Eastern's Directors, nominees, management and 5% stockholders is contained in the Eastern Proxy Statement and is incorporated herein by reference.

     MMI assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, the Eastern Proxy Statement.

     PLEASE INDICATE YOUR SUPPORT OF THE MMI NOMINEES BY SIGNING, DATING AND MAILING PROMPTLY THE ENCLOSED BLUE PROXY TO MMI, C/O D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NY 10005, IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                           MMI INVESTMENTS, L.L.C.

March 5, 1997

                                   SCHEDULE I

                  INFORMATION CONCERNING THE MMI NOMINEES, MMI,
                         MILLBROOK AND MR. ERNST OHNELL

     .Participants in the solicitation with respect to the slate of directors nominated hereby, who are collectively referred to as the "Participants", are the following:

     A. John S. Dyson.Age: 53

     Business Address: RR 1, Box 167D, Wing Road, Millbrook, New York 12545

     Principal Occupation or Employment: Chairman and a director of Millbrook Capital Management Inc.

     Number of Shares of Common Stock of The Eastern Company beneficially owned as of the date of this notice: 178,400

     B. Clay B. Lifflander


     Age: 34

     Business Address: RR I, Box 167D, Wing Road, Millbrook, New York 12545

     Principal Occupation or Employment: President and a director of Millbrook Capital Management Inc.

     Number of Shares of Common Stock of The Eastern Company beneficially owned as of the date of this notice: None.1

     C. George M. Scherer


     Age: 42

     Business Address: 37 Milford Street, Binghamton, New York 13902

----------

1 However, Mr. Lifflander serves as President and a director of Millbrook Capital Management Inc., the Manager of MMI Investments, L.L.C., which is the beneficial and record owner of shares of common stock of The Eastern Company. Mr. Lifflander is also a member of MMI Investments, L.L.C. On July 16, 1996, Mr. Lifflander surrendered the proxy given to him by Mr. Dyson to vote the shares of capital stock of Millbrook Capital Management Inc. that Mr. Dyson owns.

                                     S-I-1

     Principal Occupation or Employment: President and a director of B. W. Elliott Manufacturing Company Inc.

     Number of shares of Common Stock of The Eastern Company beneficially owned as of the date of this notice: None.

     Other information about nominee: See attached Exhibit C.

     D. MMI Investments, L.L.C., a Delaware
        limited liability company


     Business Address: RR 1, Box 167D, Wing Road, Millbrook, New York 12545

     Principal Business: Investing in securities

     Number of Shares of Common Stock of The Eastern Company beneficially owned as of the date of this notice: 178,400, of which 1,000 shares are held of record.

     Associates: Millbrook Capital Management Inc. is the Manager of MMI Investments, L.L.C., and it beneficially owns the 178,400 shares of common stock of The Eastern Company owned by MMI Investments, L.L.C.

     E. Millbrook Capital Management Inc., a
        New York corporation


     Business Address: RR 1, Box 167D, Wing Road, Millbrook, New York 12545

     Principal Business: Managing investments in publicly traded securities and in private companies

     Number of Shares of Common Stock of The Eastern Company beneficially owned as of the date of this notice: 178,400

     Names and Addresses of, and Number of Shares of Common Stock of The Eastern Company beneficially owned as of the date of this notice by, Associates:

     John Dyson - Chairman, sole stockholder and a director of Millbrook Capital Management Inc., RR1, Box 167D, Wing Road, Millbrook, New York 12545. Mr. Dyson beneficially owns the 178,400 shares of common stock of The Eastern Company owned by MMI Investments, L.L.C.

                                     S-I-2

     Clay Lifflander - President and a director of Millbrook Capital Management Inc., RR 1, Box 167D, Wing Road, Millbrook, New York, 12545. Mr. Lifflander beneficially owns no shares of The Eastern Company.2

     Alan Rivera - Chief Financial Officer and a director of Millbrook Capital Management Inc., RR 1, Box 167D, Wing Road, Millbrook, New York, 12545. Mr. Rivera beneficially owns no shares of The Eastern Company.

     David Bova - Vice President and a director of Millbrook Capital Management Inc., RR 1, Box 167D, Wing Road, Millbrook, New York, 12545. Mr. Bova beneficially owns no shares of The Eastern Company.

     F. Ernst Ohnell


     Business Address: 2 Greenwich Plaza, Suite 100, Greenwich, Connecticut,
06830

     Principal Occupation: Chief Executive Officer of Ohnell Capital Corporation, which is in the business of merchant banking.

     Number of Shares of Common Stock of The Eastern Company beneficially owned as of the date of this notice: 89,800, which includes 52,050 shares held directly and of record by Mr. Ohnell, as well as 9,300 shares owned by the Ohnell Family Foundation of which Mr. Ohnell is trustee and 25,450 shares and 3,000 shares owned by his emancipated adult children and his wife, respectively, with respect to which Mr. Ohnell holds an irrevocable proxy.

----------

2 However, Mr. Lifflander serves as President and a director of Millbrook Capital Management Inc., the Manager of MMI Investments, L.L.C., which is the beneficial and record owner of shares of common stock of The Eastern Company. Mr. Lifflander is also a member of MMI Investments, L.L.C. On July 16, 1996, Mr. Lifflander surrendered the proxy given to him by Mr. Dyson to vote the shares of capital stock of Millbrook Capital Management Inc. that Mr. Dyson owns.


                                     S-I-3

                                   SCHEDULE II

            SHARES BENEFICIALLY OWNED BY MMI, MILLBROOK AND MR. DYSON

                            Schedule of Transactions
                Purchases of Common Stock of The Eastern Company
                           by MMI Investments, L.L.C.

Date                           Shares                     Price Per Share
----                           ------                     ---------------

02/05/96                          17,300                         12.25
02/09/96                           7,000                         12.50
02/12/96                             700                         12.50
02/14/96                          14,200                         12.19
02/20/96                           4,400                         12.00
02/27/96                             400                         12.00
02/29/96                           3,000                         12.00
03/04/96                           2,000                         11.88
03/05/96                          10,500                         12.00
03/05/96                           1,000                         11.88
03/07/96                           2,000                         12.00
03/07/96                           3,600                         12.13
03/11/96                             200                         12.00
03/13/96                          44,600                         12.25
03/22/96                             800                         11.95
03/25/96                             600                         12.00
03/26/96                             300                         12.00
03/27/96                             600                         12.00
03/28/96                             700                         12.00
03/29/96                           1,000                         12.00
04/02/96                           1,100                         11.88
04/04/96                           9,900                         12.00
04/09/96                           4,100                         11.88
04/10/96                           1,900                         11.75
04/29/96                          10,400                         11.50
04/30/96                             500                         11.63
05/01/96                             500                         11.88
05/02/96                           6,100                         11.88
05/03/96                           6,000                         12.39
05/06/96                           7,500                         12.48
07/08/96                             500                         11.75
07/16/96                           1,000                         11.75
07/16/96                          10,000                         13.88
07/18/96                           2,000                         13.31

                                     S-II-1

Date                           Shares                     Price Per Share
----                           ------                     ---------------

08/15/96                           1,000                         12.75
09/10/96                           1,000                         13.38


     In connection with the above-referenced transactions, MMI used approximately $1.4 million of margin loans to finance these purchases. These margin loans were with brokers under customary terms and conditions.


                                     S-II-2

                                    IMPORTANT


     Your vote is important. No matter how many Shares you own, please support MMI in its efforts to maximize the value of all Eastern shares by voting your proxy FOR the election of the MMI Nominees. Please take these easy steps:

                 SIGN the enclosed BLUE proxy card.

                 DATE the enclosed BLUE proxy card.

                 MAIL the enclosed BLUE proxy card TODAY.

     Remember, if you have already submitted a proxy to Eastern for the Annual Meeting, you may change your vote to a vote FOR the election of the MMI Nominees at any time by signing, dating and mailing the enclosed BLUE proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to Eastern. Only your latest dated proxy for the Annual Meeting will count at such meeting.

              Important Instructions for "Street Name" Shareholders

     If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the BLUE proxy card. You should also sign, date and mail your proxy when you receive it from your broker or banker. Please do so for each account you maintain to ensure that all your shares are voted.

     If you have any questions or require any assistance, please contact D.F. King & Co., Inc. at the address set forth below.

                              D.F. KING & CO., INC.
                                 77 WATER STREET
                            NEW YORK, NEW YORK 10005
                                 1-800-859-8511
                                 Call toll-free



                                     S-II-3

                               THE EASTERN COMPANY
                         ANNUAL MEETING OF STOCKHOLDERS


           THIS PROXY IS SOLICITED BY MMI INVESTMENTS, L.L.C. ("MMI")


     The undersigned stockholder of The Eastern Company hereby appoints each of John S. Dyson, Clay B. Lifflander and George M. Scherer, and each of them with full power of substitution, for and in the name of the undersigned, to represent and to vote, as designated below, all shares of common stock of The Eastern Company that the undersigned is entitled to vote if personally present at the 1997 Annual Meeting of Stockholders of The Eastern Company to be held on March 26, 1997, and at any adjournment or postponement thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

     MMI RECOMMENDS A VOTE FOR PROPOSAL 1.

(Please mark each proposal with an "X" in the appropriate box)

     1. ELECTION OF DIRECTORS:

Election of John S. Dyson, Clay B. Lifflander and George M. Scherer as Directors whose terms expire in 2000.



/  / FOR all nominees except as       /  / WITHHOLD AUTHORITY for all nominees
     marked below



(INSTRUCTION: To withhold authority to vote for one or more nominees, mark FOR above and print the name(s) of the person(s) with respect to whom you wish to withhold authority to vote in the space provided below.)

--------------------------------------------------------------------------------

     MMI MAKES NO RECOMMENDATION REGARDING PROPOSAL 2.

     2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

/  / FOR                       /  / AGAINST                  /  / ABSTAIN

     MMI RECOMMENDS A VOTE FOR PROPOSAL 3.

     3. APPROVAL OF THE STOCKHOLDER PROPOSAL MADE BY MR. ERNST OHNELL, A PARTICIPANT IN MMI'S PROXY SOLICITATION GROUP, FOR THE EASTERN COMPANY TO RETAIN AN INDEPENDENT INVESTMENT BANKING FIRM TO SEEK PROPOSALS FOR THE SALE OF THE EASTERN COMPANY TO MAXIMIZE SHAREHOLDER VALUE.

/  / FOR                       /  / AGAINST                  /  / ABSTAIN


     MMI MAKES NO RECOMMENDATION REGARDING PROPOSAL 4.

     4. ADOPTION OF DIRECTORS FEE PROGRAM.

/  / FOR                       /  / AGAINST                  /  / ABSTAIN

     5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURMENT THEREOF, IF SUCH OTHER BUSINESS ADVERSELY AFFECTS THE INTERESTS OF MMI.



     PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.


     This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE "FOR" PROPOSALS 1 AND 3, AND TO ABSTAIN FROM VOTING ON PROPOSALS 2 AND 4.


                             Please date and sign this
                             proxy exactly as your name
                             appears hereon.

                             ---------------------------------
                                        (Signature)

                             ---------------------------------
                                 (Signature, if held jointly)

                             ---------------------------------
                                           (Title)

                             DATED:______________________,1997


                                  When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                 MMI LETTERHEAD


                              You Deserve a Chance
                            To Maximize the Value of
                           Your Eastern Company Shares




                                                    March 5, 1997



Dear Fellow Stockholder:

     We are writing to ask your support to elect our three nominees to The Eastern Company's nine person Board of Directors. MMI Investments is one of Eastern's largest stockholders, owning 178,400 shares or approximately 6.6% of Eastern's outstanding common stock. MMI strongly believes that our interests are identical to yours - to maximize the value of our mutual investment in Eastern.

     Our program is simple, straightforward and of obvious benefit to all Eastern Company stockholders:

          MMI NOMINEES ARE COMMITTED TO MAXIMIZING EASTERN STOCKHOLDER VALUE THROUGH THE SOLICITATION OF OFFERS, BY AN INDEPENDENT INVESTMENT BANK, FOR THE SALE OF EASTERN AT AN ATTRACTIVE PRICE.

     MMI is taking this action because Eastern's incumbent Board of Directors has consistently demonstrated their lack of interest in enhancing stockholder value. Instead, their focus appears to be on maximizing management compensation and entrenching themselves. We urge you not to support these stewards of poor performance and caution you not to sign any proxy card Eastern may sent to you. They no longer deserve your trust. To support our nominees -- qualified individuals committed to maximizing the value of your Eastern shares -- please sign, date and mail your MMI BLUE proxy card.

                TAKE A CLOSE LOOK AT EASTERN'S RECORD OF FAILURE

     Only a few months ago, we wrote to you and told you about our proposal to acquire Eastern for cash at what would have been approximately a 29% premium to market.1 We also told you that your Board of Directors rejected that proposal and refused to engage with us in any constructive dialogue despite our expressed willingness to increase our offer. In light of Eastern's continuing record of failure, you should ask yourself if your Board's actions were in your own best interests. Since our letter to you, we have received many expressions of support and we are appreciative. Sadly, however, nothing at Eastern has changed.

     MMI believes that Eastern's financial performance paints a dismal record of failure and that management has failed to maximize the potential return on stockholders' equity due to a lack of foresight and planning. Further, management's interests have become divorced from stockholders' interests. Consider the following:

- Under current management, Eastern's income from continuing operations has declined 27% from approximately $3.7 million in 1990 to approximately $2.7 million in 1995. During this same time period sales have been virtually stagnant.

- Eastern's record of failure continued unabated in 1996 despite our nation's strong economy. While many public companies enjoyed record years, Eastern's sales decreased marginally (-2.5%), while income from continuing operations plummeted a staggering 68%.

- Not only have stockholders been hurt by Eastern's poor performance, but employees of Eastern have also suffered. The total number of Eastern employees has declined from 656 in December 1989 to 489 in December 1995.

- Eastern's financial performance has suffered, in our view, due to management's failure to execute its stated strategy of making strategic acquisitions. Year after year management tells you of their strategy to grow the Company through strategic acquisitions. Yet, Eastern's Board and management have failed to successfully execute this strategy.

     Notwithstanding their constant predictions for a financial recovery, Eastern's management has consistently failed to respond to Eastern's declining financial performance and has been unable to reinforce its claims with tangible results. In our view, Eastern's rhetoric is nothing more than an effort to disguise its long-term record of failure and justify management's excessive compensation - all to the detriment of Eastern's stockholders.

----------

1 Based on Eastern's average closing stock price for the prior thirty trading days ($11.64).

                  STOCKHOLDER AND MANAGEMENT INTERESTS DIVORCED


          Despite poor results and an anemic stock price, Eastern's management has hardly suffered. From 1990 to 1995, Eastern's top three officers, Messrs. Sweet, McMillen and Whitmore, received cumulative compensation of $4,318,815. During this same period, Eastern stockholders received dividends amounting to $7,273,000. In other words, Eastern's management received as compensation more than 59% of the total dividends that Eastern's stockholders received from 1990 to 1995.

                      EASTERN'S STOCKHOLDERS HAVE SUFFERED

          The total return on investment in Eastern from the end of fiscal year 1989 until the end of June 1996, the month before MMI delivered its acquisition proposal, was approximately 23%, a mere 3.5% average return per annum. To put this anemic record into perspective, an investment in Short Term U.S. Treasury Notes, one of the safest investments available, would have generated total returns of approximately 55% over this same period. A picture best tells the story - consider how you have fared:

                          EASTERN'S RECORD OF FAILURE

          The graph below, which incorporates data regarding Eastern Common Stock, the Wilshire 5000 Index and the Standard & Poor's Manufacturing Diversified Index supplied in the Eastern Proxy Statement, sets forth Eastern's cumulative Total Shareholder Return ("TSR") based upon an initial $100 investment made on December 31, 1990 (i.e. stock appreciation plus dividends during the past six years) compared to the Wilshire 5000 Index, the Standard & Poor's Manufacturing Diversified Index, the Dow Jones Industrial Average and an investment in Short Term U.S. Treasury Notes (1-3 years). The results are startling! A $100 investment in Eastern provided to you the lowest return of ANY investment, including Short Term Treasury Notes -- the investment in Eastern would be worth $138 while an investment in Short Term Treasury Notes would be worth $147, a 6% difference! A similar investment in the Standard & Poor's Manufacturing Diversified Index would be worth $313, a 56% difference!

[Graph showing cumulative total return based on reinvestment of $100 from December 1990 to December 1996 -- Comparison between Eastern Common Stock, Wilshire 5000 Index, Standard & Poor's Manufacturing Diversified Index, Dow Jones Industrial Average and Short Term Treasury Notes]




      Standard & Poor's Manufacturing Diversified Index             + 213%
      Dow Jones Industrial Average                                  + 189%
      Wilshire 5000 Index                                           + 169%
      Short Term U.S. Treasury Notes                                +  47%

      Eastern Common Stock                                          +  38%


     Eastern's stockholders deserve a Board of Directors that will maximize stockholder value and a management team committed to that goal rather than to protecting its own interests, including their fat paychecks, and its entrenchment. We urge you to support the MMI Nominees who are committed to maximizing stockholder value by signing, dat-ing and promptly mailing your BLUE proxy card. Your vote is important, so please act today.


                          MMI NOMINEES ARE COMMITTED TO
                          MAXIMIZING STOCKHOLDER VALUE



     All MMI Nominees are committed to enhancing stockholder value through the solicitation of offers by an independent investment bank for the sale of Eastern at an attractive price, or in the absence of a receipt of an attractive offer, the implementation of other strategies aimed at enhancing stockholders' returns. All three nominees have many years of experience and expertise in business decision making, acquisitions, and management. The diversity they offer is necessary to be able to evaluate all possible options for Eastern. We are willing and able to lead Eastern forward (that is, after all, the job of the Board!) If elected, the MMI Nominees will, subject to their fiduciary duties, seek to cause the Eastern Board of Directors to retain an independent investment bank to seek proposals for the sale of Eastern and support a sale proposal recommended by such an independent investment bank whether or not the proposal came from MMI. To make it happen though, we need your help.

                             YOUR VOTE IS IMPORTANT



     We urge you to send a strong and clear message to your Board of Directors that you want them to actively pursue the sale of Eastern to maximize the value of your investment. You may expect Eastern will try to convince you that better days are ahead and that they have a plan to increase value. Remember, you've heard that tune before. Don't be fooled - they are just trying to maintain their positions and excessive management compensation and all at a steep cost to you. Don't forget, it's your Company, not theirs. Vote for the qualified MMI nominees and for the stockholder proposal encouraging the sale of Eastern. Support the maximization of your investment by signing, dating, and mailing your BLUE proxy today.

     You, the true owners of Eastern, will make this important decision. Please act in your own best interest. The current Board had its chance, now it is your turn.

     We thank you for your support.

                                   Sincerely,



      /s/                       /s/                            /s/
 John S. Dyson         Clay B. Lifflander              George M. Scherer

                                    IMPORTANT


1. Be sure to vote on the BLUE proxy card. Vote "FOR" the MMI nominees and "FOR" the stockholder proposal. We urge you not to sign any proxy card which is sent to you by eastern, even as a protest vote against the Board of Directors. Remember, each properly executed proxy you submit revokes all prior proxies.

2. If any of your shares are hold in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct him/her to vote on the BLUE PROXY CARD "FOR" MMI's nominees, and "FOR" the stockholder proposal set forth by Mr. Ernst Ohnell, who is a participant in MMI's proxy solicitation group. Mr. Ohnell has proposed that Eastern retain an independent investment banking firm to seek proposals for the sale of Eastern to maximize shareholder value. You should also return your MMI proxy by mail once received.

3. If you have questions or need assistance in voting your shares, please contact:

                              D.F. KING & CO., INC.